Exhibit 10.19

LANTRONIX FORM OF CHANGE IN CONTROL AGREEMENT

Jeremy Whitaker

Chief Financial Officer

Re: Change In Control Agreement

Dear Jeremy:

In connection with your employment at Lantronix, Inc (the "Lantronix" or "Company") the undersigned parties hereby agree on the following provisions relating to a Change in Control of the Company.

CHANGE IN CONTROL:

In the event your employment with the Company is terminated by you for Good Reason or by the Company without Cause within 60 days prior to or 12 months following a Change in Control (as defined below), then subject to your execution and non-revocation of a release of claims in a form provided by the Company, in keeping with past practice, and resignation from any Company affiliated board positions, all unvested Company equity awards that you then hold shall fully vest and be settled or become exercisable, as applicable, and you will be entitled to receive (as applicable, the "Change-in-Control Severance Payment"):

(a) In the event of a Change in Control where the transaction results in Lantronix shareholders receiving at closing consideration with a value of less than a value of $5 per share on a fully diluted basis, in lieu of any other severance benefits, you will be entitled to receive severance pay in a total amount equal to the sum of (i) six (6) months of your then current Base Salary, plus (ii) an amount equal to fifty percent (50%) of your previous 12 months bonus. The Company will also provide you, your spouse and your eligible dependents with continued group health, dental and vision coverage pursuant to the provisions of COBRA at the level in effect and upon substantially the same terms and conditions as existed under applicable insurance plans immediately prior to the date of termination of your employment (including without limitation contributions required by you, if any, for such benefits), for the first six (6) months following the date of termination your employment without Cause or for Good Reason or until you become eligible for comparable benefits from another employer.

(b) In the event of a Change in Control where the transaction results in Lantronix shareholders receiving at closing consideration with a value of $5 per share or greater on a fully diluted basis, in lieu of any other severance benefits, you will be entitled to receive severance pay in a total amount equal to the sum of (i) twelve (12) months of your then current Base Salary, plus (ii) an amount equal to one hundred percent (100%) of your then current target bonus. The Company will also provide you, your spouse and your eligible dependents with continued group health, dental and vision coverage pursuant to the provisions of COBRA at the level in effect and upon substantially the same terms and conditions as existed under applicable insurance plans immediately prior to the date of termination of your employment (including without limitation contributions required by you, if any, for such benefits), for the first twelve (12) months following the date of termination your employment without Cause or for Good Reason or until you become eligible for comparable benefits from another employer.

Any Change-of-Control Severance Payments shall be less required tax deductions and withholdings and shall be paid in a lump sum on the 53rd day following your date of termination or such later date as is required to avoid potentially adverse taxation under Internal Revenue Code Section 409A as described under the caption "Section 409A" below. Change-of-Control Severance Payments may also be subject to reduction required to avoid potentially adverse taxation under Internal Revenue Code Section 280G as described under the caption "Section 280G" below.

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For purposes of this letter, "Change in Control" shall mean the occurrence of any of the following events: (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the TL Parties, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or, more of the total voting power represented by the Company's then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets, other than to the TL Parties; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation with the TL Parties or (B) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board or the TL Parties before the date of appointment or election. In no event shall a "Change in Control" be deemed to have occurred for purposes of this letter solely because the Company engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more affiliates.

For purposes of this letter, "TL Parties" shall mean, either individually or collectively, Bernhard Bruscha, TL Investments.

SECTION 409A:

This letter is intended to comply with Section 409A of the Internal Revenue Code ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each instalment payment provided under this letter shall be treated as a separate payment. Any payments to be made under this letter upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non compliance with Section 409A.

Notwithstanding any other provision of this letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the "Specified Employee Payment Date") or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. To the extent necessary to avoid application of any tax under Section 409A applying to any compensation or benefit included herein that constitutes nonqualified deferred compensation, the definition of "Change in Control" shall be reformed such that a transaction will only qualify as a Change in Control if it also constitutes a "change in control event" as defined under Section 409A.

SECTION 280G:

Notwithstanding any other provision of this letter or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this letter or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 280G of the Internal Revenue Code ("Section 280G") and would, but for this section be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (or any successor provision thereto) ("Section 4999") or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the "Reduced Amount"). "Net Benefit" shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment, and excise taxes.

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Any such reduction shall be made in accordance with Section 409A and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows:

(A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Any determination required under this section shall be made in writing in good faith by the accounting firm that was the Company's independent registered public accounting firm immediately before the change in control (the "Accountants"), which shall provide detailed supporting calculations to the Company and you as requested by the Company or you. The Company and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this section. For purposes of making the calculations and determinations required by this section, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999. The Accountants' determinations shall be final and binding on the Company and you. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this section.

This Agreement shall expire on May 31, 2024. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any dispute hereunder, including with respect to validity, construction and breach shall be resolved exclusively by arbitration, before a single arbitrator appointed by the Judicial Arbitration Mediation Service ("JAMS"), in accordance with the JAMS Streamlined Arbitration Rules. The Arbitration shall be conducted in Orange County and if that venue is not available than at a nearest JAMS facility.

Please indicate your acceptance of this Agreement by executing a copy of this Agreement at the space provided below and returning the same to our attention.

LANTRONIX, INC.

By:	/s/ Jeremy Whitaker	12/1/21
	Jeremy Whitaker	Date
Chief Financial Officer

ACCEPTED AND AGREED TO

By:	/s/ Paul Pickle	12/02/2021
	Paul Pickle	Date
President & CEO

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